As filed with the Securities and Exchange Commission on June 9, 2022

Registration No. 333-101491

Registration No. 333-116429

Registration No. 333-128106

Registration No. 333-140786

Registration No. 333-149034

Registration No. 333-149575

Registration No. 333-173075

Registration No. 333-179306

Registration No. 333-192443

Registration No. 333-196842

Registration No. 333-259538

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-101491

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-116429

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-128106

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-140786

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149034

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149575

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-173075

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-179306

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-192443

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196842

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-259538

UNDER THE SECURITIES ACT OF 1933

ON TRACK INNOVATIONS LTD.

(Exact name of registrant as specified in its charter)

Israel	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Hatnufa 5, Yokneam Industrial Zone, Yokneam, Israel	2069200
(Address of Principal Executive Offices)	(Zip Code)

On Track Innovations Ltd. 1995 Share Option Plan

On Track Innovations Ltd. 2001 Share Option Plan

On Track Innovations Ltd. 2001 Employee Share Purchase Plan

On Track Innovations Ltd. 2008 Employee Stock Purchase Plan

On Track Innovations Ltd. 2021 Equity Incentive Plan

(Full title of the plan)

OTI America Inc.

7950 Legacy Drive, Suite 400, 4th Floor

Plano, Texas 75024

Tel: (469) 613 5110

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Howard E. Berkenblit	Shy S. Baranov
Sullivan & Worcester LLP	Gornitzky & Co. Law Offices
One Post Office Square	20 HaHarash St.
Boston, Massachusetts 02106	Tel Aviv 6761310, Israel
(617) 338-2800	(011) 972-3-710-9191

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by On Track Innovations Ltd., a corporation incorporated under the laws of the State of Israel (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement No. 333-101491 filed with the SEC on November 26, 2002, pertaining to the registration of 680,432 ordinary shares, par value NIS 0.1 per share (the “Ordinary Shares”), under the On Track Innovations Ltd. 2001 Share Option Plan (the “2001 Option Plan”), the registration of 67,500 Ordinary Shares under the On Track Innovations Ltd. 2001 Employee Share Purchase Plan and the registration of 82,894 under the On Track Innovation Ltd. 1995 Share Option Plan.
●	Registration Statement No. 333-116429 filed with the SEC on June 14, 2004, pertaining to the registration of 4,569,568 Ordinary Shares under the 2001 Option Plan.
●	Registration Statement No. 333-128106 filed with the SEC on September 9, 2005, pertaining to the registration of 2,500,000 Ordinary Shares under the 2001 Option Plan.
●	Registration Statement No. 333-140786 filed with the SEC on February 2, 2007, pertaining to the registration of 2,000,000 Ordinary Shares under the 2001 Option Plan.
●	Registration Statement No. 333-149034 filed with the SEC on February 4, 2008, pertaining to the registration of 1,500,000 Ordinary Shares under the 2001 Option Plan.
●	Registration Statement No. 333-149575 filed with the SEC on March 6, 2008, pertaining to the registration of 1,500,000 Ordinary Shares under the On Track Innovations Ltd. 2008 Employee Stock Purchase Plan.
●	Registration Statement No. 333-173075 filed with the SEC on March 25, 2011, pertaining to the registration of 950,000 Ordinary Shares under the 2001 Option Plan.
●	Registration Statement No. 333-179306 filed with the SEC on February 2, 2012, pertaining to the registration of 1,000,000 Ordinary Shares under the 2001 Option Plan.
●	Registration Statement No. 333-192443 filed with the SEC on November 20, 2013, pertaining to the registration of 2,500,000 Ordinary Shares under the 2001 Option Plan.
●	Registration Statement No. 333-196842 filed with the SEC on June 17, 2014, pertaining to the registration of 750,000 Ordinary Shares under the 2001 Option Plan.
●	Registration Statement No. 333-259538 filed with the SEC on September 15, 2021, pertaining to the registration of 6,000,000 Ordinary Shares under the On Track Innovations Ltd. 2021 Incentive Equity Plan.

On June 9, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 17, 2022, by and among the Registrant, Nayax Ltd. (the “Parent”) and OTI Merger Sub Ltd., a wholly owned subsidiary of the Parent (the “Merger Sub”), the Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of the Parent. As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokneam, Israel, on June 9, 2022.

On Track Innovations Ltd.

By:	/s/ Assaf Cohen
Name:	Assaf Cohen
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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